Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

KVH Industries Contact:	Pat Spratt, Chief Financial Officer
401-847-3327

Investor Relations Contact:	Eric Boyriven, Financial Dynamics
212-850-5600

KVH Announces Results for First Quarter

•	Quarterly Revenue of $17.9 Million

•	Profit of $0.02 Per Share

MIDDLETOWN, RI – April 21, 2005 – KVH Industries, Inc., (Nasdaq: KVHI), a leading provider of mobile satellite communications products and defense-related navigation and guidance systems, today reported its results for the first quarter ended March 31, 2005. Revenue for the first quarter was $17.9 million, down 1% from $18.0 million for the first quarter ended March 31, 2004. Net income for the period was $0.3 million, or $0.02 per share compared to net income of $0.1 million, or $0.01 per share, during the same period last year.

“We had a strong start to the year with good results in all of our key business areas. Quarterly revenues were the second highest in company history and increased more than 10% compared to the fourth quarter. We also continued to show improvement in our bottom line, driven by higher sales volumes and our ongoing commitment to increasing operational efficiency,” said Martin Kits van Heyningen, KVH’s president and chief executive officer.

First quarter sales of the company’s mobile satellite communications products increased sequentially compared to the fourth quarter of 2004 but declined 1% versus the first quarter of last year. Sales of the company’s marine satellite TV and communications systems remained strong domestically as well as in Europe. RV sales increased sequentially for the second consecutive quarter though they declined compared to the first quarter of 2004, which included unusually strong sales to an aftermarket customer.

Discussing the demand for KVH’s satellite TV antenna technology within the automotive marketplace, Mr. Kits van Heyningen remarked, “Our TracVision® A5 automotive satellite TV system continued to gain momentum in the first quarter. In addition to growing revenues through our aftermarket retail network, we are making tremendous progress in our ongoing effort to expand TracVision sales through automakers. Most notable is the recent announcement that Cadillac has approved the TracVision A5 for sale as an accessory by its more than 1,000 dealers throughout the United States. This is the first time a major automobile manufacturer has offered satellite TV as a dealer-installed accessory in one of its new vehicles. Capitalizing on this opportunity will require time and effort but I believe that OEM-approved sales of the TracVision A5 through new car dealers have the potential to become a significant portion of our revenue stream in the automotive market over time as well as to help pave the way for potential factory installation in the future.”

Defense-related sales, including KVH’s TACNAV® military navigation systems and fiber optic gyro solutions, were up a combined 3% on a year-over-year basis.

“We made good progress during the first quarter in our defense business, as the order backlog grew approximately 10% compared to the fourth quarter of 2004,” Mr. Kits van Heyningen continued. “Fiber optic sales are also contributing more to our top and bottom lines, with first quarter sales up 58% from the same period last year. Our versatile new FOGs, including the DSP-3000, the militarized DSP-4000, and our precision TG-6000 inertial measurement unit, have been well received and continue to gain traction in the market.”

Commenting on the company’s financial results, Pat Spratt, chief financial officer, said, “We are determined to stay focused on operational efficiency and cost controls. This focus is showing meaningful benefit. For the first quarter of 2005, gross margin was 40%, reflecting a 1-percentage point improvement on both a sequential and year-over-year basis. Operating margin improved more than 6.5 percentage points, or $1.1 million, compared to the fourth quarter of 2004. Our asset management remained strong, with days sales outstanding at 56, up modestly since December but down 15 days from the prior year. Inventory turns also improved to 5.5 on an annualized basis.”

“Many of our long-term efforts in different markets are beginning to show positive results,” concluded Mr. Kits van Heyningen. “We are maintaining a steady backlog for our defense products with the potential for several large, long-term applications for our fiber optic products. We achieved a significant milestone in the automotive marketplace, and we’ve seen a re-affirmation of our leadership in the RV industry. This progress continues to support our expectation that annual revenue for 2005 will grow in the 10 to 20% range. Each step we take and every initiative we pursue is focused on one objective: building a stronger business foundation that will maximize long-term shareholder value. I am confident that we are well on the way to attaining that goal.”

Recent Highlights:

•	April 20, 2005 – KVH announced that it had been chosen through a competitive bid to be the sole source for in-motion and stationary satellite TV systems for Fleetwood Enterprises, the leading manufacturer of motor homes in the United States.

•	April 19, 2005 – KVH announced that Cadillac has authorized its more than 1,000 dealers throughout the United States to sell the TracVision A5 as an optional accessory on all new Cadillac Escalade sport utility vehicles.

•	March 18, 2005 – Cadillac unveiled a prototype of KVH’s embedded TracVision automotive satellite TV antenna in its new stretch Escalade sports utility vehicle, first shown during the 2005 Limousine and Chauffeured Transportation Show in Las Vegas, Nevada, and the 2005 New York International Auto Show.

•	February 17, 2005 – KVH introduced its new High-Performance (HP™) marine TracVision satellite TV systems at the Miami International Boat Show.

KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern Time today through the company’s web site. The conference call can be accessed at http://www.kvh.com/InvRelations. The audio archive also will be available on the company web site within three hours of the completion of the call.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Kokkedal, Denmark.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2005	2004
Net sales	$17,893	$17,997
Cost of goods sold	10,782	11,024

Gross Profit	7,111	6,973

Operating expenses:
Research and development	1,898	1,809
Sales and marketing	3,623	3,834
General and administrative	1,273	1,114

Operating profit	317	216
Other income (expense), net	141	(1)
Income tax expense	(157)	(87)

Net earnings	$301	$128

Net earnings per common share
Basic and diluted	$0.02	$0.01

Weighted average common shares outstanding
Basic	14,520	13,131

Diluted	14,668	13,488

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Cash, cash equivalents and marketable securities	$45,219	$45,728
Accounts receivable, net	11,040	9,577
Inventories	8,297	7,251
Property and equipment, net	8,088	8,218
Deferred income taxes	3,502	3,659
All other assets	1,741	1,481

Total assets	$77,887	$75,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$7,378	$5,678
Debt obligations	2,478	2,504
Stockholders’ equity	68,031	67,732

Total liabilities and stockholders’ equity	$77,887	$75,914

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the company’s financial and product development goals for 2005, anticipated improvements in profitability, anticipated orders for our satellite communication and military products, anticipated improvements in our product margins, our competitive position, and revenue growth. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: the unpredictability of the new and emerging market for mobile satellite communications products in automobiles; failure to develop and market products suitable for automotive manufacturer use; failure to gain the acceptance of or orders from automotive manufacturers for the TracVision A5; widespread consumer demand for satellite TV service in cars may fail to develop; anticipated increases in competition against the TracVision A5 and our other products; potential difficulties in achieving additional significant cost reductions for the TracVision A5; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the significant financial impact of delays in the placement of orders for our defense products; the impact of lengthy export license processes on the timing of our international military product shipments; reductions in our overall gross margins associated with a general shift in product mix toward our mobile satellite communications products; weather conditions that could disrupt regional sales efforts; the failure to develop and successfully market FOGs for commercial applications; our dependence on single production lines for our products; our dependence on sole or limited source suppliers; the need to maintain and expand our distribution network; our dependence on third-party satellite networks for programming and satellite services; the potential failure to develop and market new products successfully; challenges in managing anticipated growth; unforeseen changes in competing technologies and products; worldwide economic variances; the impact of higher fuel prices on the sale and use of motor vehicles and marine vessels; poor or delayed research and development results; our dependence on our key executive officers and employees; currency fluctuations, export restrictions and other international risks; potential product liability claims; changing accounting principles; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; the potential need for additional financing; and expenses associated with new corporate governance requirements. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005. Copies are available through the company’s Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.

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